Exhibit 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of December 1, 2016, is by and between DDR Corp., an Ohio corporation (“DDR” or the “Company”), and Thomas F. August (“Executive”).

The Board of Directors of DDR (the “Board”), on behalf of the Company, and Executive desire to enter into this Agreement to reflect the terms pursuant to which Executive will serve DDR (certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 24 of this Agreement).

DDR and Executive agree, effective as of the date first set forth above (the “Effective Date”), as follows:

1.  Employment, Term.  DDR employs Executive to render services in the administration and operation of its affairs as its President and Chief Executive Officer (the “CEO”), performing such duties and having such responsibilities and authority as are customarily incident to the principal executive officers of companies similar in size to, and in a similar business as, DDR, together with such other duties as, from time to time, may be specified by the Board, in a manner consistent with Executive’s status as President and CEO, all in accordance with the terms and conditions of this Agreement, for a term extending from July 8, 2016 through July 7, 2019.  The period of time from July 8, 2016 through July 7, 2019 is sometimes referred to herein as the “Contract Period.”  During the Contract Period while executive is employed by DDR, Executive shall report to the Board.

2.  Board Nomination.  Throughout the Contract Period while Executive is employed by DDR, DDR will nominate Executive, on an annual basis, to serve during the Contract Period as a member of the Board.

3.  Full-Time Services.  Throughout the Contract Period while Executive is employed by DDR, Executive will devote substantially all of Executive’s business time and efforts to the service of DDR, except for (a) usual vacation periods and reasonable periods of illness, (b) reasonable periods of time devoted to Executive’s personal financial affairs, and (c) services as a director or trustee of other corporations or organizations, either for profit or not for profit, that are not in competition with DDR; provided, however, that in no event shall Executive devote less than 85% of Executive’s business time and efforts to the service of DDR.  Notwithstanding anything to the contrary, DDR agrees that Executive shall be permitted to continue providing services as Chairman of the Board of DCT Industrial Trust Inc.

4.  Compensation.  For all services to be rendered by Executive to DDR under this Agreement during the Contract Period while Executive is employed by DDR, including services as President and CEO and any other services specified by the Board, DDR will pay and provide to Executive the compensation and benefits specified in this Section 4.

4.1  Base Salary.  From and after July 8, 2016 and through the end of the Contract Period while Executive is employed by DDR, DDR will pay Executive base salary (the “Base Salary”), in equal monthly or more frequent installments, at the rate of not less than Seven Hundred Fifty Thousand Dollars ($750,000) per year, subject to such increases as the Committee or the Board may approve.  Any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement.

4.2  Annual Bonus.  For each calendar year during the Contract Period while Executive is employed by DDR, subject to achievement of the applicable performance criteria, the Company shall make an annual incentive payment to Executive, in cash, for such calendar year (an “Annual Bonus”) between January 1 and March 15 of the immediately subsequent calendar year, determined and calculated in accordance with the percentages set forth on Exhibit A attached hereto (and rounded to the nearest dollar); provided, however, that for 2016 and 2019, the Annual Bonus payout shall be pro-rated based on the number of days Executive is employed by the Company during such calendar year.  The Company’s payment of an Annual Bonus to Executive shall be determined based on the factors and criteria that have been or may be established from time to time for the calculation of the Annual Bonus by the Committee after consultation with Executive; provided, however, that for 2016, the Annual Bonus payout for Executive will be no less than the “Target” payout amount set forth on Exhibit A attached hereto (pro-rated as described in the immediately preceding sentence), subject to increase in the sole discretion of the Committee based on the applicable factors and criteria as set forth on Exhibit A attached hereto.  For the avoidance of doubt, Executive’s start date of July 8, 2016 will be used for the 2016 Annual Bonus proration, and assuming that Executive remains employed through December 31, 2016, Executive’s 2016 Annual Bonus shall be no less than $484,932.  For each calendar year of the Company in the Contract Period (beginning with 2017) while Executive is employed by DDR, the Board or the Committee will establish, in consultation with Executive, and thereafter provide Executive with written notice of, the performance metrics and their relative weighting to be used in, and any specific threshold, target and maximum performance targets applicable to, the determination of the Annual Bonus for Executive for such calendar year not later than March 15 of such year.  There is no guaranteed Annual Bonus under this Agreement for calendar years following 2016, and for each such year, Executive’s Annual Bonus could be as low as zero or as high as the maximum percentage set forth on Exhibit A attached hereto.  Notwithstanding anything in this Agreement to the contrary, each Annual Bonus after the 2016 Annual Bonus shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs pursuant to which the Annual Bonus is granted.

4.3  Specific Equity Awards.  The awards described in this Section 4.3 will at all times be subject to the terms and conditions of the Company’s 2012 Equity and Incentive Compensation Plan (or its successor(s)), as in effect from time to time (collectively, the “Equity Plan”), including, without limitation, all authority and powers provided or reserved to such plan’s administrator thereunder, as well as the award agreements for such awards.  As applicable, any awards vesting in installments shall be rounded up to the next nearest share amount divisible by the number of installments.

(a)  Signing Grant.  In connection with Executive’s execution of the Agreement, as soon as practicable after the Effective Date, Executive shall be entitled to receive a grant of 107,100 service-based restricted stock units (or substantially similar award) (the “Service-Based RSUs”), with 14,875 of such Service-Based RSUs vesting after the completion of the grant date, and the remaining 92,225 Service-Based RSUs, in general, vesting subject to Executive’s continued employment with the Company in 31 equal monthly installments beginning on January 1, 2017 and ending on July 1, 2019, subject to terms and conditions set forth in the applicable award agreement.

(b)  Annual Equity Grants.

(i)  As soon as practicable after the Effective Date, Executive shall be entitled to receive a grant of performance-based restricted stock units (or substantially similar award) with a grant date “Target” value equal to no less than $3,000,000 (the “2016 Performance RSUs”), the payout of which 2016 Performance RSUs will vary in accordance with the percentages set forth on Exhibit A attached hereto based on Company relative total shareholder return performance achievement based upon a peer group established by the Committee, measured

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over a performance period beginning on July 8, 2016 and ending on July 7, 2019 (with such payout subject to reduction by 1/3 (rounded to the nearest RSU) in the event that the Company’s absolute total shareholder return during the performance period is negative), and will be made, if any of such 2016 Performance RSUs are earned, after the expiration of such performance period.

(ii)  On each of July 8, 2017 and July 8, 2018, provided that the Contract Period has not expired and Executive is employed by DDR, and subject to the approval of the Committee for each such award, Executive shall be eligible to receive pursuant to the Equity Plan a grant of performance-based restricted stock units (or substantially similar award) with a grant date “Target” value equal to no less than (i) $3,000,000 in the case of the 2017 grant (the “2017 Performance RSUs”) or (ii) $3,000,000 in the case of the 2018 grant (the “2018 Performance RSUs”).  The payout of each of the 2017 Performance RSUs award and the 2018 Performance RSUs award will vary in accordance with the percentages set forth on Exhibit A attached hereto based on Company relative total shareholder return performance achievement based upon a peer group established by the Committee, measured over a performance period beginning on July 8, 2017 or July 8, 2018, as applicable, and ending in each case on July 7, 2019, in each case, with the applicable payout subject to reduction by 1/3 (rounded to the nearest Share) in the event that the Company’s absolute total shareholder return during the applicable performance period is negative.  Each of the 2017 Performance RSUs award and the 2018 Performance RSUs award will be payable, if earned, after the expiration of the applicable performance period.

4.4  Other Benefits.  During the Contract Period while Executive is employed by DDR, Executive shall be entitled to participate, subject to Committee or Board approval, in other employee benefit plans or programs that are generally available to senior executive officers, as distinguished from general management, of DDR, including, without limitation, any deferred compensation plan or similar program.  Executive’s participation in and benefits under any such plan or program shall be on the terms and subject to such conditions as are specified in the governing documents of the particular plan or program.

4.5  Taxes.  Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding taxes.

5.  Benefits.

5.1  Insurance, Generally.  Throughout the Contract Period while Executive is employed by DDR, DDR will provide an enrollment opportunity to Executive and Executive’s eligible dependents for health, dental and vision insurance coverage, other insurance (e.g., life, disability, etc.) and any other health and welfare benefits maintained by DDR from time to time, if any, during the Contract Period that are generally available to its senior executives and with respect to which Executive is eligible pursuant to the terms of the underlying plan or plans.  To the extent that DDR maintains director and officer insurance coverage, Executive shall be covered by such policy on terms no less favorable than provided to other directors or officers.

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5.2  Paid Time Off.  Executive will be entitled to such periods of paid time off during the Contract Period while Executive is employed by DDR as may be provided from time to time under any DDR paid time off policy for senior executive officers.

5.3    Commuting Allowance.  During the Contract Period while Executive is employed by DDR, DDR will pay Executive a commuting allowance, in equal monthly or more frequent installments, at the rate of not less than $96,000 per year (pro-rated for partial years), to assist with the costs associated with Executive commuting between his residence and the Beachwood, Ohio area.

6.  Other Expense Reimbursements.  DDR will reimburse Executive during the Contract Period while Executive is employed by DDR for other travel, entertainment, and other expenses reasonably and necessarily incurred by Executive in connection with DDR’s business.  Executive will provide such documentation with respect to expenses to be reimbursed as DDR may reasonably request.

7.  Termination.

7.1  Death or Disability.  Executive’s employment under this Agreement will terminate immediately upon Executive’s death.  DDR may terminate Executive’s employment under this Agreement immediately upon giving notice of termination if Executive is Totally Disabled (as that term is defined in Section 10.1 below) for an aggregate of 120 days in any consecutive 12 calendar months or for 90 consecutive days.

7.2  For Cause by DDR.

(a)  During the Contract Period while Executive is employed by DDR, DDR may terminate Executive’s employment under this Agreement for “Cause” at any time upon the occurrence of any of the following circumstances:

(i) willful failure by Executive substantially to perform the lawful instructions of DDR or one of its Subsidiaries (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by DDR to Executive of such failure and 10 days within which to cure such failure;

(ii)  Executive’s theft or embezzlement of DDR property;

(iii)  Executive’s dishonesty in the performance of Executive’s duties resulting in material harm to DDR;

(iv)  any act by Executive that constitutes (A) a felony under the laws of the United States or any state thereof or, where applicable, any other equivalent offense (including a crime subject to a custodial sentence) under the laws of the applicable jurisdiction, or (B) any other crime involving moral turpitude;

(v)  willful or gross misconduct by Executive in connection with Executive’s duties to DDR which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of DDR, its Subsidiaries or affiliates; or

(vi)  breach of the provisions of any restrictive covenants with DDR, its Subsidiaries or affiliates.

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(b)  The termination of Executive’s employment under this Agreement shall not be deemed to be for “Cause” pursuant to this Section 7.2 unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board (other than Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in Sections 7.2(a)(i), (ii), (iii), (iv), (v) or (vi) above, and specifying the particulars thereof in detail.

7.3  For Good Reason by Executive.  During the Contract Period while Executive is employed by DDR, Executive may terminate Executive’s employment under this Agreement for “Good Reason” if any of the following circumstances occur:

(a)  DDR materially reduces Executive’s authority, duties or responsibilities from those set forth in Section 1 above or Executive is not nominated for election to the Board pursuant to Section 2;

(b)  DDR materially reduces Executive’s Base Salary, Annual Bonus opportunity, or annual equity grant opportunity from that set forth in Section 4 above (but only to the extent that such reduction results in a substantial reduction in Executive’s total compensation);

(c)  Executive is required to report to anyone other than the Board, such as a corporate officer or employee;

(d)  DDR relocates Executive’s principal office to a location that is not within the contiguous United States without Executive’s prior approval; or

(e)  DDR materially breaches any of its obligations under this Agreement.

Notwithstanding the foregoing, no termination of employment by Executive shall constitute a termination for “Good Reason” unless (i) Executive gives DDR notice of the existence of an event described in clause (a), (b), (c), (d) or (e) above, within sixty (60) days following the occurrence thereof and (ii) DDR does not remedy such event described in clause (a), (b), (c), (d) or (e) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (i), and (iii) in all cases, Executive terminates employment pursuant to this Section 7.3 within one year from the date the event described in clause (a), (b), (c), (d) or (e) above initially occurred.

7.4  Without Cause by DDR.  During the Contract Period while Executive is employed by DDR, DDR may terminate Executive’s employment under this Agreement at any time without Cause pursuant to written notice provided to Executive not less than 90 days in advance of such termination upon the affirmative vote of a majority of all of the members of the Board (other than Executive).  Any termination under this Section 7.4 will be effective at such time during the Contract Period while Executive is employed by DDR as may be specified in that written notice, subject to the preceding sentence.

7.5  Without Good Reason by Executive.  During the Contract Period while Executive is employed by DDR, Executive may terminate Executive’s employment under this Agreement at

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any time without Good Reason pursuant to written notice provided to DDR not less than 90 days in advance of such termination.  Any termination under this Section 7.5 will be effective at such time during the Contract Period while Executive is employed by DDR as Executive may specify in that written notice, subject to the preceding sentence.

8.  Payments upon Termination.

8.1  Upon Termination For Cause or Without Good Reason.  If Executive’s employment under this Agreement is terminated by DDR for Cause or by Executive without Good Reason during the Contract Period, DDR will pay and provide to Executive the Executive’s Base Salary and any accrued but unused paid time off through the Termination Date in accordance with DDR policy to the extent not already paid and continuing health, dental and vision insurance and other insurance (e.g. life, disability, etc.) at the levels specified in Section 5.1 through the Termination Date, and, except as may otherwise be required by law, DDR will not pay or provide to Executive any further compensation or other benefits under this Agreement.  DDR will pay any Base Salary referred to in this Section 8.1 to Executive within 30 days of the Termination Date.

8.2  Upon Termination Without Cause or For Good Reason.  If Executive’s employment under this Agreement is terminated by DDR other than due to Cause, death or disability (pursuant to Section 7.1), or by Executive for Good Reason, during the Contract Period, and Section 8.5 does not apply, DDR will pay and provide to Executive the amounts and benefits specified in this Section 8.2, except that DDR will not be obligated to pay the lump sum amount specified in Section 8.2(d) unless either (x) DDR is deemed to have waived the obligation to provide a Release as provided in Section 9.2 or (y) Executive has timely executed a Release as contemplated by Section 9.3.  The amounts and benefits specified in this Section 8.2 are as follows:

(a)  A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with DDR policy. DDR will pay this amount to Executive within 30 days of the Termination Date.

(b)  A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid.  DDR will pay this amount to Executive on the same date and in the same amount that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c)  A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs, pro-rated based on the number of days that Executive is employed by DDR during the applicable performance period, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period.  Subject to Section 14.1, DDR will pay this amount to Executive on the same date that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

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(d)  A lump sum amount equal to the product of (i) the sum of (A) Executive’s annual Base Salary as of the Termination Date, plus (B) an amount equal to the value of the Annual Bonus for Executive applicable to the year in which the Termination Date occurs at the “Target” level multiplied by (ii) a fraction, the numerator of which is the lesser of (A) 24 and (B) the number of calendar months remaining in the Contract Period as of the Termination Date, and the denominator of which is 12.  Subject to Section 14.1, DDR will pay this amount to Executive during the 30-day period that begins exactly 60 days after the Termination Date.

(e)  A lump sum in cash in an amount equal to the product of (i) six multiplied by (ii) the sum of (A) the monthly COBRA premium for health, dental and vision benefits but only if Executive timely elects continuation coverage under DDR’s health, dental and vision plans pursuant to COBRA, plus (B) the employer portion of the monthly premium for other DDR provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date.  Such payments shall be taxable to Executive.  Subject to Section 14.1, DDR will pay this amount to Executive within 30 days after the Termination Date.

8.3  Upon Termination by Reason of Death.  If Executive’s employment under this Agreement is terminated by reason of Executive’s death during the Contract Period, DDR will pay, or cause to be paid, and provide, or cause to be provided, to Executive’s personal representative and Executive’s eligible dependents, as appropriate, the amounts and benefits specified in this Section 8.3.   The amounts and benefits specified in this Section 8.3 are as follows:

(a)  A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with DDR policy. DDR will pay this amount to Executive’s personal representative within 30 days of the Termination Date.

(b)  A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid.  DDR will pay this amount to Executive’s personal representative on the same date and in the same amount that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c)  A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by DDR during the applicable performance period.  Subject to Section 14.1, DDR will pay this amount to Executive’s personal representative within 30 days after the Termination Date.

8.4 Upon Termination by Reason of Disability.  If Executive’s employment under this Agreement is terminated by DDR pursuant to Section 7.1 during the Contract Period following Executive’s disability, DDR will pay and provide to Executive and Executive’s eligible dependents, as appropriate, the amounts and benefits specified in this Section 8.4.  The amounts and benefits specified in this Section 8.4 are as follows:

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(a)  A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with DDR policy. DDR will pay this amount to Executive within 30 days of the Termination Date.

(b)  A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid.  DDR will pay this amount to Executive on the same date and in the same amount that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c)  A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by DDR during the applicable performance period.  Subject to Section 14.1, DDR will pay this amount to Executive within 30 days of the Termination Date.

8.5  Upon Termination In Connection With a Change in Control.  Upon the occurrence of a Triggering Event during the Contract Period while Executive is employed by DDR, DDR will pay and provide to Executive the amounts and benefits specified in this Section 8.5, and DDR will be deemed to have waived its right to provide a Release as provided in Section 9.2, and the provision of a Release will not be a condition to Executive receiving any payment or benefit from DDR under this Section 8.5.  The amounts and benefits specified in this Section 8.5 are as follows:

(a)  A lump sum amount equal to Executive’s Base Salary and any accrued but unused paid time off for the year through the Termination Date, to the extent not already paid in accordance with DDR policy. DDR will pay this amount to Executive within 30 days of the Termination Date.

(b)  A lump sum amount equal to Executive’s Annual Bonus earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent not already paid.  DDR will pay this amount to Executive on the same date and in the same amount that the Annual Bonus for such year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the calendar year in which the Termination Date occurs.

(c)  A lump sum amount equal in value to Executive’s Annual Bonus that would have been earned for the calendar year in which the Termination Date occurs at the “Target” level, pro-rated based on the number of days that Executive is employed by DDR during the applicable performance period.  Subject to Section 14.1, DDR will pay this amount to Executive within 30 days of the Termination Date.

(d)  A lump sum amount equal to the product of (i) the sum of (A) Executive’s annual Base Salary as of the Termination Date, plus (B) an amount equal to the value of the Annual Bonus for Executive applicable to the year in which the Termination Date occurs at the “Target” level multiplied by (ii) a fraction, the numerator of which is the lesser of (A) 24 and (B) the number of calendar months remaining in the Contract Period as of the Termination Date, and the denominator of which is 12.  Subject to Section

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14.1, DDR will pay this amount to Executive during the 30-day period that begins exactly 60 days after the Termination Date.

(e)  A lump sum in cash in an amount equal to the product of (i) six multiplied by (ii) the sum of (A) the monthly COBRA premium for health, dental and vision benefits but only if Executive timely elects continuation coverage under DDR’s health, dental and vision plans pursuant to COBRA, plus (B) the employer portion of the monthly premium for other DDR provided insurance (e.g., life, disability, etc.) in effect for Executive as of the Termination Date.  Such payments shall be taxable to Executive.  Subject to Section 14.1, DDR will pay this amount to Executive within 30 days after the Termination Date.

9.  Release.  This Section 9 will apply only upon termination of Executive’s employment during the Contract Period (a) by DDR without Cause or (b) by Executive for Good Reason.

9.1  Presentation of Release by DDR.  If this Section 9 applies, DDR may present to Executive (or in the case of Executive’s death or legal incapacity, to Executive’s personal representative), not later than 21 days after the Termination Date, a form of release (a “Release”) of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that Executive or Executive’s assigns have or may have against DDR or any Subsidiary, and the directors, officers, and affiliates of any of them, currently intended to be in the form attached hereto as Exhibit B, but subject to such modifications as may be reasonably determined necessary or appropriate by the Committee to reflect changes in applicable law between the Effective Date and execution of such Release, together with a covering message in which DDR advises Executive (or Executive’s personal representative) that the Release is being presented in accordance with this Section 9.1 and that a failure by Executive (or Executive’s personal representative) to execute and return the Release as contemplated by Section 9.3 would relieve DDR of the obligation to make payments otherwise due to Executive (or to Executive’s personal representative) under one or more portions of Section 8.2.

9.2  Effect of Failure by DDR to Present Release.  If DDR fails to present a Release and covering message to Executive (or Executive’s personal representative) as contemplated by Section 9.1, DDR will be deemed to have waived the requirement that Executive (or Executive’s personal representative) execute a Release as a condition to receiving payments under any portion of Section 8.2.

9.3  Execution of Release by Executive or Executive’s Personal Representative.  If DDR does present a Release and covering message to Executive (or Executive’s personal representative) as contemplated by Section 9.1, Executive (or Executive’s personal representative) will have until 60 days after the Termination Date (i.e., at least 39 days after presentation of the Release to Executive (or Executive’s personal representative)) within which to deliver an executed copy of the Release to DDR and thereby satisfy the condition to receiving payments under any portion of Section 8.2, provided that Executive (or Executive’s personal representative) does not revoke the execution of the Release during any applicable revocation period.

9.4  Effect of Failure to Execute Release or of Revocation of Release.  If Executive (or Executive’s personal representative) fails to deliver an executed copy of the Release to DDR within 60 days after the Termination Date or revokes the execution of the Release during any applicable revocation period, Executive (or Executive’s personal representative) will be deemed

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to have waived the right to receive all payments under Section 8.2 that were conditioned on the Release.

10.  Disability Definitions; Physical Examination.

10.1  Definitions.  For all purposes of this Agreement:

(a)  Executive’s “Own Occupation” means the regular occupation in which Executive is engaged under this Agreement at the time Executive becomes disabled.

(b)  “Total Disability” means that, because of sickness or injury, Executive is not able to perform the material and substantial duties of Executive’s Own Occupation.

(c)  “Totally Disabled” means that Executive suffers from Total Disability (and Executive will be deemed to continue to be Totally Disabled so long as Executive is not able to work in Executive’s Own Occupation even if he works in some other capacity).

10.2  Physical Examination.  If either DDR or Executive, at any time or from time to time after receipt of notice of Executive’s Total Disability from the other, desires to contend that Executive is not Totally Disabled, Executive will promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio area and, unless that physician issues his or her written statement to the effect that, in his or her opinion, based on his or her diagnosis, Executive is capable of resuming Executive’s Own Occupation and discharging the duties of Executive’s Own Occupation in accordance with the terms of this Agreement, Executive will be deemed to be and to continue to be Totally Disabled for all purposes of this Agreement.  The Company shall arrange for, and pay all costs associated with, such physical examination.

11.  No Set‑Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans.  DDR’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set‑off, counterclaim, recoupment, defense, or other claim whatsoever that DDR or any Subsidiary or affiliate may have against Executive, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence will not apply if Executive’s employment is terminated by DDR for Cause.  Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.  The amount of any payment provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or otherwise after the Termination Date.  Neither the provisions of this Agreement nor the making of any payment provided for under this Agreement, nor the termination of DDR’s obligations under this Agreement, will reduce any amounts otherwise payable, or in any way diminish Executive’s rights, under any employee benefit plans or programs, disability or insurance plan, or other similar contract, plan, or arrangement of DDR or any Subsidiary to which Executive is entitled to participate pursuant to this Agreement, all of which will be governed by their respective terms.

12.  Payments Are in Lieu of Severance Payments.  If Executive becomes entitled to receive payments under this Agreement as a result of termination of Executive’s employment, those payments will be in lieu of any and all other claims or rights that Executive may have against DDR for severance, separation, and/or salary continuation pay upon that termination of Executive’s employment.

13.  Covenants and Confidential Information.  Executive acknowledges DDR’s reliance on and expectation of Executive’s continued commitment to performance of Executive’s duties and

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responsibilities during the Contract Period while Executive is employed by DDR and Executive assumes the obligations set out in this Section 13 in light of that reliance and expectation on the part of DDR.

13.1    Noncompetition.  During the Contract Period while Executive is employed by DDR, and for a period of 18 months thereafter, Executive will not, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any of the entities included from time to time in the FTSE NAREIT Equity Retail (INDEXFTSE:FN20) (excluding DDR); provided, however, that the ownership by Executive of not more than one percent of any class of publicly traded securities of any entity will not be deemed a violation of this Section 13.1.

13.2  Confidentiality.  Throughout and after the Contract Period, Executive will not disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, DDR, any confidential information relating to DDR’s operations, properties, or otherwise to its particular business or other trade secrets of DDR, it being acknowledged by Executive that all such information regarding the business of DDR compiled or obtained by, or furnished to, Executive during Executive’s employment by or association with DDR is confidential information and DDR’s exclusive property.  The restrictions in this Section 13.2 will not apply to any information to the extent that it (a) is clearly obtainable in the public domain, (b) becomes obtainable in the public domain, except by reason of the breach by Executive of Executive’s obligations under this Section 13.2, (c) was not acquired by Executive in connection with Executive’s employment or affiliation with DDR, (d) was not acquired by Executive from DDR or its representatives, or (e) is required to be disclosed by rule of law or by order of a court or governmental body or agency.  However, nothing herein is intended to interfere with or discourage the disclosure of a suspected violation of the law to any governmental entity, or to discourage Executive from participating in an investigation by a governmental entity regarding a suspected violation of the law.

13.3  Non-Disparagement.

(a)Throughout and after the Contract Period, outside the ordinary course of business on behalf of the Company, Executive will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning DDR or its Subsidiaries or affiliates, or any of their legal predecessors, successors, assigns, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Non-Disparagement Parties”), or any Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.

(b)Throughout and after the Contract Period, DDR will reasonably direct the executive officers and directors of DDR not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning Executive or any of Executive’s legal successors, assigns, or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Executive Non-Disparagement Parties”), or any

11

Executive Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.

(c)  This Section 13.3 does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process.  Notwithstanding anything in this Agreement to the contrary, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

13.4  Nonsolicitation.  During the Contract Period while Executive is employed by DDR, and for a period of 18 months thereafter, Executive will not directly or indirectly solicit or induce or attempt to solicit or induce any employee of DDR and/or of any Subsidiary or affiliate to terminate his or her employment with DDR and/or any Subsidiary.

13.5  Remedies.  Executive acknowledges that the remedy at law for any breach by Executive of this Section 13 may be inadequate and that the damages following from any such breach may not be readily susceptible to being measured in monetary terms.  Accordingly, Executive agrees that, upon adequate proof of Executive’s violation of any legally enforceable provision of this Section 13, DDR will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.  Nothing in this Section 13 will be deemed to limit DDR’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 13 that may be pursued or availed of by DDR.

13.6  Acknowledgement.  Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon DDR under this Section 13, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to DDR, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of DDR, and do not confer a benefit upon DDR disproportionate to the detriment to Executive.

14.  Compliance with Section 409A.

14.1  Six Month Delay on Certain Payments, Benefits, and Reimbursements.  If Executive is a “specified employee” for purposes of Section 409A, as determined under DDR’s policy for determining specified employees on the Termination Date, each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A and after application of all available exemptions therefrom, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if Executive dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only

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through the date of Executive’s death and thereafter paid or provided not later than 30 days after the date of death.

14.2  Additional Limitations on Reimbursements and In-Kind Benefits.  The reimbursement of expenses or in-kind benefits provided under Section 8 or under any other section of this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations.  To the extent that any reimbursement of expenses or in-kind benefits provided under Section 8 or under any other section of this Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid within 30 days following Executive’s written request for reimbursement;  provided, however, that Executive provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that DDR can make the reimbursement within the time periods required by Section 409A; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

14.3  Compliance Generally.  Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.  DDR and Executive intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A.  This Agreement is to be construed, administered, and governed in a manner that effects that intent and DDR will not take any action that is inconsistent with that intent.  Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive.

14.4  Termination of Employment to Constitute a Separation from Service.  The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with DDR within the meaning of Section 409A.  Executive and DDR will take all steps necessary (including taking into account this Section 14.4 when considering any further agreement regarding provision of services by Executive to DDR after the Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which Executive experiences a “separation from service” within the meaning of Section 409A.

15.  Indemnification.  DDR will indemnify Executive, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Executive is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was a director, officer, or employee of DDR and/or of any Subsidiary, or is or was serving at the request of DDR and/or of any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise.  The indemnification provided by this Section 15 will not be deemed exclusive of any other rights to which Executive may be entitled under the articles of incorporation or the regulations of DDR and/or of any Subsidiary, or any agreement, vote of shareholders

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or disinterested directors, or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office, and will continue as to Executive after Executive has ceased to be a director, trustee, officer, or employee and will inure to the benefit of Executive’s heirs, executors, and administrators.  In particular, Executive will continue to be entitled to the full benefit of the indemnification agreement dated as of July 8, 2016, between Executive and DDR (the “Indemnification Agreement”) for so long as that Indemnification Agreement remains in effect according to its terms.  In the event of any conflict or inconsistency between the provisions of this Section 15 and the provisions of the Indemnification Agreement, the provisions of the Indemnification Agreement shall control.

16.  Adjustment of Certain Payments and Benefits.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company.  The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement.  In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of the lump sum amount set forth in Section 8.5(d); (b) reduction of the lump sum amount set forth in Section 8.5(c); and (c) reduction, on a pro-rata basis, of any other “Excess Parachute Payments” payable under any plan or arrangement.

17.  Certain Expenses.  This Section 17 will apply only to expenses that (a) are otherwise described in one or more of its subsections and (b) are incurred at any time from July 8, 2016 through the fifth anniversary of Executive’s death.

17.1  Reimbursement of Certain Expenses.  DDR will pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Executive, of Executive in (a) prosecuting any action to compel DDR to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay DDR for such expenses if it is ultimately determined by a court of competent jurisdiction that Executive had no reasonable grounds for bringing such action or (b) defending any action brought by a party other than Executive or Executive’s personal representative to have this Agreement declared invalid or unenforceable.

17.2  Advancement of Certain Expenses.  Expenses (including the reasonable fees of counsel engaged by Executive) incurred by Executive in defending any action, suit, or proceeding commenced or threatened against Executive for any action or failure to act as an employee, officer or director of DDR and/or of any Subsidiary will be paid by DDR, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Executive in which Executive agrees to reasonably cooperate with DDR and/or the

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Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to DDR or a Subsidiary or with reckless disregard for the best interests of DDR or a Subsidiary, or (b) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that Executive is not entitled to be indemnified.  The obligation of DDR to advance expenses provided for in this Section 17.2 will not be deemed exclusive of any other rights to which Executive may be entitled under the articles of incorporation or the regulations of DDR or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.

18.  Negotiation Fees.  DDR hereby agrees to reimburse Executive for his reasonable attorneys' fees and other reasonable expenses incurred in connection with the negotiation of this Agreement, up to a maximum of $25,000.

19.  Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of DDR and Executive under this Agreement will survive any termination of Executive’s employment under this Agreement.

20.  Notices.  Notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given upon receipt (or rejection) when delivered in person or by overnight delivery (to the chief legal officer of DDR in the case of notices to DDR and to Executive in the case of notices to Executive) or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, if to DDR, to its principal place of business, attention: Chief Legal Officer, and, if to Executive, to Executive’s home address last shown on the records of DDR, or to such other address or addresses as either party may furnish to the other in accordance with this Section 20.

21.  Entire Agreement.  Except as otherwise set forth below in this Section 21, this Agreement and the agreements specifically referenced herein supersede in their entirety all prior agreements between the parties, if any, and all understandings between them, if any, with respect to the subject matter of this Agreement.  As provided in Section 15, Executive will continue to be entitled to the full benefit of the Indemnification Agreement for so long as it remains in effect according to its terms.

22.  Mandatory Arbitration Before a Change in Control.  Section 22.1 will apply if and only if either party notifies the other, in writing, that it is demanding resolution of a then-current controversy or claim by arbitration and the notice is provided by the notifying party to the other party before any Change in Control has occurred.  Nothing in this Section 22 will limit the right of DDR to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of Executive’s covenants contained in Section 13 above.

22.1  Scope of Arbitration.  If this Section 22.1 applies, any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement will be settled by binding arbitration to be held before three arbitrators and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in the City of Cleveland, Ohio.  The decision of the arbitrators will be final and binding on both parties and judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction.  Costs and expenses of any such arbitration will be borne by the parties as may be directed by the arbitrators taking into account the extent to which the positions taken by each of

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the parties are reasonable.  The arbitrators will have the power to issue mandatory orders and restraining orders in connection with any such arbitration.

22.2  Other Disputes.  If Section 22.1 does not apply to any claim or controversy between the parties, the parties may nevertheless, but need not, mutually agree to submit any controversy or claim to arbitration as though Section 22.1 did apply.  Failing any such mutual agreement, either party may bring proceedings against the other with respect to any claim or controversy in any court of competent jurisdiction that satisfies the venue requirements set forth in Section 23.8.  Nothing in this Section 22.2 imposes upon either party any obligation to discuss possible arbitration of any claim or controversy to which Section 22.1 does not apply before bringing any court proceedings with respect to that claim or controversy.

23.  Miscellaneous.

23.1  No Conflict.  Executive represents and warrants that Executive is not a party to any agreement, contract, or understanding, whether employment or otherwise, that would restrict or prohibit Executive from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

23.2  Assistance.  During the term of this Agreement and thereafter, Executive will provide reasonable assistance to DDR in litigation and regulatory matters that relate to events that occurred during Executive’s period of employment with DDR and its predecessors, and will provide reasonable assistance to DDR with matters relating to its corporate history from the period of Executive’s employment with it or its predecessors.  Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date.

23.3  Severability.  The provisions of this Agreement are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.

23.4  Benefit of Agreement.  The rights and obligations of DDR under this Agreement will inure to the benefit of, and will be binding on, DDR and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and Executive’s heirs, personal representatives, and assigns.

23.5  No Waiver.  The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party from later enforcing each and every other provision of this Agreement.  The rights granted the parties in this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of that party’s right to assert all other legal remedies available to it under the circumstances.

23.6  Modification.  This Agreement may not be modified or terminated orally.  No modification or termination will be valid unless in writing and signed by the party against which the modification or termination is sought to be enforced.  Notwithstanding anything in this Agreement to the contrary, however, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's

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clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.  Notwithstanding the foregoing, any Compensation Recovery Policy shall not be more onerous for Executive when compared with such other senior executives to whom such Compensation Recovery Policy is applicable, except to the extent required by law or applicable national securities exchange rules and regulations.

23.7  Merger or Transfer of Assets of DDR.  During the Contract Period while Executive is employed by DDR, DDR will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation assumes this Agreement in a signed writing and delivers a copy thereof to Executive, which signed writing may consist of the merger or sale agreement, or similar document.  Upon any such assumption, the successor corporation will become obligated to perform the obligations of DDR under this Agreement, and the terms “DDR” and the “Company,” as used in this Agreement, will be deemed to refer to that successor corporation, and the term “the Board” as used in this Agreement will be deemed to refer to the board of directors of that successor corporation.

23.8  Governing Law and Venue.  The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary.  Subject to the mandatory arbitration provisions of Section 22, the parties consent to venue and personal jurisdiction over them in the courts of the State of Ohio and federal courts sitting in Cleveland, Ohio, for purposes of construing and enforcing this Agreement.

23.9  Termination of Status as Director or Officer.  Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by DDR and Executive prior to the Termination Date, Executive shall be deemed to have automatically resigned from all directorships and offices with DDR and its Subsidiaries, and their affiliates (including joint ventures), as of the Termination Date.

24.  Definitions.

24.1  Cause.  The term “Cause” has the meaning set forth in Section 7.2.

24.2  Change in Control.  The term “Change in Control” means the occurrence, during the Contract Period while Executive is employed by DDR, of any of the following:

(a)  consummation of a consolidation or merger in which DDR is not the surviving corporation, the sale of substantially all of the assets of DDR, or the liquidation or dissolution of DDR;

(b)  any person or other entity (other than DDR or a Subsidiary or any DDR employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner

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of securities of DDR representing 30% or more of the voting power of DDR’s outstanding securities without the prior consent of the Board; or

(c)  during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board; provided, that any person becoming a director of DDR during such two-year period whose election, or nomination for election by DDR’s shareholders, was approved by a vote of at least two-thirds of the directors who at the beginning of such period constituted the entire Board (either by a specific vote or by approval of DDR’s proxy statement in which such person is named as a nominee of DDR for director), but excluding for this purpose any person whose initial assumption of office as a director of DDR occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors of DDR or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board, shall be, for purposes of this Section 24.2(c), considered as though such person was a member of the Board at the beginning of such period.

24.3  Committee.  The term “Committee” means the Executive Compensation Committee of the Board or any other committee or subcommittee authorized by the Board to discharge the Board’s responsibilities relating to the compensation of DDR’s executives and directors.

24.4  Good Reason.  The term “Good Reason” has the meaning set forth in Section 7.3.

24.5  Internal Revenue Code.  The term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

24.6  Section.  References in this Agreement to one or more “Sections” are to sections of this Agreement, except for references to certain Sections of the Internal Revenue Code.

24.7  Section 409A.  The term “Section 409A” means Section 409A of the Internal Revenue Code.  References in this Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

24.8  Shares.  The term “Shares” means the Common Shares, par value $0.10 per share, of DDR.

24.9  Subsidiary.  The term “Subsidiary” means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled by DDR.

24.10  Termination Date.  The term “Termination Date” means the date on which Executive’s employment with DDR and its Subsidiaries terminates.

24.11  Triggering Event.  A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if, during the Contract Period while Executive is employed by DDR:

(a)  Within two years after the date on which a Change in Control occurs, DDR terminates the employment of Executive, other than in the case of a termination for Cause, a termination by DDR pursuant to Section 7.1 following Executive’s disability, or a termination based on death; or

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(b)  Within two years after the date on which a Change in Control occurs, Executive terminates his employment with DDR for Good Reason.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, DDR and Executive have executed this Agreement, DDR by its duly authorized officer, as of the date first written above.

DDR CORP.

By: /s/ David E. Weiss Name: David E. Weiss Title: Executive Vice President, General Counsel and Secretary

/s/ Thomas F. August THOMAS F. AUGUST

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EXHIBIT A

ANNUAL BONUS OPPORTUNITY

AS A PERCENTAGE OF YEAR-END BASE SALARY

Threshold	Target	Maximum
66.7%	133.3%	200%

PERFORMANCE METRICS AND RELATIVE WEIGHTING

FOR 2016 ANNUAL BONUS OPPORTUNITY

Performance Metric	Relative Weighting
a. Financial Goals	1/3
b. Strategic Objectives	1/3
c. Individual Performance	1/3

PERFORMANCE RSUs AWARD OPPORTUNITIES

AS A PERCENTAGE OF “TARGET”

Threshold	Target	Maximum
50%	100%	200%

EXHIBIT B

Form of Release

In consideration of certain benefits provided to __________ (“Executive”) and to be received by Executive from DDR Corp. (the “Company”) as described in the Employment Agreement between the Company and Executive dated ____________, ____ (the “Agreement”):

1.

Claims Released. Executive, for himself and on behalf of anyone claiming through Executive including each and all of Executive’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Executive Releasors”), does hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Executive Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Executive signs this Release, including, without limitation, (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by Executive or on his behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act.

2.

Scope of Release. Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify Executive against any third party claims arising out of any action or inaction by Executive during the time of his employment and within the scope of his duties with the Company to the extent Executive has any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect Executive’s right to file a claim for workers’ compensation or unemployment insurance benefits.

Executive further acknowledges that by signing this Release, Executive does not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, Executive waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.  Notwithstanding the foregoing, Executive will not give up his right to any benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or his rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

3.

Knowing and Voluntary ADEA Waiver. In compliance with the requirements of the OWBPA, Executive acknowledges by his signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Executive specifically acknowledges and agrees as follows: (a) Executive has read and understands the terms of this Release; (b) Executive has been advised and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (c) Executive is releasing the Company and the other Company Released Parties from, among other things, any claims that Executive may have against them pursuant to the ADEA; (d) the releases contained in this Release do not cover rights or claims that may arise after Executive signs this Release; (e) Executive has been given a period of 21 days in which to consider and execute this Release (although Executive may elect not to use the full 21-day period at Executive’s option); (f) Executive may revoke this Release during the seven-day period following the date on which Executive signs this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired (the date such revocation period expires, the “Effective Date”); and (g) any such revocation must be submitted in writing to the Company c/o David E. Weiss, Executive Vice President, General Counsel and Secretary, DDR Corp., 3300 Enterprise Parkway, Beachwood, Ohio  44122 prior to the expiration of such seven-day revocation period. If Executive revokes this Release within such seven-day revocation period, it shall be null and void.

4.

Reaffirmation of Restrictive Covenants. Executive agrees to and reaffirms his obligations as outlined in Section 13 of the Agreement (“Restrictive Covenants”), and acknowledges that the Restrictive Covenants remain in full force and effect.

5.

Entire Agreement. This Release, the Agreement, and the documents referenced therein contain the entire agreement between Executive and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. Executive acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and the Company.

I agree to the terms and conditions set forth in this Release.

EXECUTIVE

____________________________

Date:  _______________________